Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ChromaDex Corporation.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of ChromaDex Corporation, formerly Cody Resources, Inc., of our reports dated February 4, 2008, with respect to the consolidated balance sheet of Cody Resources, Inc. as of November 30, 2007 and November 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year ended November 30, 2007 and November 30, 2006, which reports appear in the Form 10-KSB, filed with the Commission on February 20, 2008.

/s/ MOORE & ASSOCIATES, CHARTERED
Moore & Associates, Chartered
Las Vegas, Nevada
October 17, 2008

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